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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                                    FORM 8-K

                   PURSUANT TO SECTION 12, 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): May 21, 1998

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                              PMC COMMERCIAL TRUST
             (Exact name of Registrant as specified in its Charter)

              TEXAS                  0-22148               75-6446078
  (State or other jurisdiction     (Commission          (I.R.S. Employer
of incorporation or organization)  file number)      Identification Number)


                               17290 Preston Road
                                    3rd Floor
                               Dallas, Texas 75252
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (972) 349-3200



                                 Not Applicable
          (Former name or former address, if changed since last report)



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Item 5.   Other Events.

      (a) On June 3, 1998, PMC Commercial Trust, a Texas real estate investment trust ("PMC Commercial"), and Supertel Hospitality, Inc., a Delaware corporation ("Supertel"), entered into an Agreement and Plan of Merger pursuant to which Supertel will merge with and into PMC Commercial (the "Merger"). The consideration to be paid by PMC Commercial would be 0.6 common shares of PMC Commercial (the "Common Shares") for each share of Supertel, subject to adjustment in the event the average trading price of the Common Shares for the ten trading days ending five days before the respective shareholder meetings to approve the Merger drops below $17.50 or increases above $24.00. The Merger is subject to a number of conditions, including approval by the shareholders of PMC Commercial and the stockholders of Supertel.

      Additionally, the agreement provides that the stockholders of Supertel will receive a preclosing dividend of certain of Supertel's earnings and profits which, if less than $3.00 per share of Supertel Common Stock, allows Supertel to terminate the agreement. The special dividend would be payable only if the merger occurs. PMC Commercial anticipates that the Merger will be consummated in September or October 1998.

      Under the agreement, PMC Commercial would acquire the hotel assets of Supertel in a transaction valued at approximately $134 million, including approximately $61 million of equity (based on the closing price of the PMC Commercial common shares on June 3, 1998) with the remainder consisting of the assumption of debt and/or cash.

      The 62 hotels (containing 4,453 rooms) acquired by PMC Commercial pursuant to the merger will be leased to Norfolk Hospitality Management Co. (the "Lessee"), an entity to be owned by certain officers and employees of Supertel. The Lessee will pay an annual base rent of $15,000,000 (including certain reserve requirements of $600,000) plus additional rent in the amount of 20% of every dollar of annual gross revenues in the excess of $42,000,000 and 25% of every dollar of gross revenues in excess of $50,000,000. The lease agreement has a five year initial term with options for additional two year terms.

      (b) On May 21, 1998, PMC Commercial entered into a definitive agreement to acquire and leaseback 30 AmeriHost(R) hotels with Amerihost Properties, Inc., a hotel development, operating and management company ("Amerihost"). The average age of these properties is less than 3 years. The transaction is expected to close within 90 days subject to customary procedures and documentation. This acquisition reflects a modification to PMC Commercial's strategic growth plan to target ownership in properties in addition to providing mortgages.

      Under the terms of the agreement, Amerihost will guarantee the 10 year lease on behalf of its wholly-owned subsidiary which will be the lessee of such properties. The lease has an initial fixed payment of $7.3 million per year with maximum 2 percent annual CPI increases beginning after the third year. The contract also has two lease renewal options of five years each. The 30 hotels, with a total of 1,834 rooms, were developed by Amerihost and are located in 13 states.


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ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      2.1 Agreement and Plan of Merger, dated as of June 3, 1998 by and between PMC Commercial Trust and Supertel Hospitality, Inc.

      2.2 Agreement of Purchase and Sale, dated as of May 21, 1998, by and among the various corporations identified on Exhibit A thereto.

      10.1 Master Lease Agreement, dated as of June 3, 1998, by and between PMC Commercial Trust and Norfolk Hospitality Management Co.

      99.1  Press Release, dated May 21, 1998.

      99.2  Press Release, dated June 4, 1998.


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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: June 5, 1998                     PMC COMMERCIAL TRUST


                                       By: /s/ Lance B. Rosemore
                                           -------------------------------------
                                           Lance B. Rosemore
                                           President and Chief Executive Officer




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                              PMC COMMERCIAL TRUST
                                INDEX TO EXHIBITS

    EXHIBIT                                                                              PAGE
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
      2.1   Agreement and Plan of Merger, dated as of June 3, 1998 by and between PMC Commercial Trust and Supertel Hospitality, Inc.

      2.2 Agreement of Purchase and Sale, dated as of May 21, 1998, by and among the various corporations identified on Exhibit A thereto.

      10.1  Master Lease Agreement, dated as of June 3, 1998, by and between PMC
            Commercial Trust and Norfolk Hospitality Management Co.

      99.1  Press Release, dated May 21, 1998.

      99.2  Press Release, dated June 4, 1998.

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